Exhibit 10.1

AMENDMENT TO

EMPLOYMENT AGREEMENT

        THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”), dated as September 2, 2005, is entered into by and between NOVADEL PHARMA INC, a Delaware corporation, with principal executive offices at 25 Minneakoning Road, Flemington, New Jersey 08822 (the “Company”), and JEAN FRYDMAN, residing at 10 Old Fort Road, Bernardsville, NJ 07924 (the “Executive”). The Company and the Executive each may be referred to herein individually as a “Party”, or collectively as the “Parties”.

        WHEREAS, the Parties entered into that certain Employment Agreement dated April 9, 2004, (the “Agreement”), pursuant to which the Company employed the Executive as Vice-President & Corporate General Counsel of the Company and the Executive agreed to serve in those capacities with the additional capacity as Corporate Secretary, effective August 25, 2005.

        WHEREAS, the Agreement provided for certain terms and conditions for which the Parties agreed upon; and

        WHEREAS, the parties desire to amend the Agreement to provide a different bonus structure and certain other provisions commensurate to additional responsibilities and duties undertaken by Executive.

        NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises and covenants of the Parties, the Parties hereto, do hereby agree as follows:

1.	Compensation. Section 4(b) of the Agreement shall be amended and restated in its entirety to provide as follows:

“4(b)Bonus. In addition, an amount determined by the Compensation Committee of the Board to be appropriate based on your position, job performance and overall Company goals, your yearly incentive compensation target award will be set at 35% of your annual salary. Such dollar amount will be adjusted according to annual increases in base pay. Your ongoing annual incentive compensation target awards will be set at 35% of your annual base salary, payable if the performance criteria determined by the Compensation Committee of the Board are met. If the performance criteria are exceeded or not fully met, you will receive such greater or lesser amount as the Compensation Committee determines is appropriate.

        Such incentive compensation will be broken down into four (4) categories.

i)	any deal closed and signed by the executive which provides for a licensing fee & milestone payments equal to or exceeding $10 million or if royalty stream equals or exceeds 20% of net sales (5% of base salary). If the Executive initiates the contact and closes the deal based upon that contact, an additional 5% of base salary.
ii)	Company achieves financial goals as set by the President and CEO (5% of base salary)
iii)	Successful achievement of goals as outlined in Executive’s Goal Planning Template (30% of base salary)
iv)	Successful performance in the role of Corporate Secretary outlined in Executive’s Goal Planning Template for that position (20% of base salary)”

2.	Compensation upon Termination. Section 9(e) of the Agreement shall be amended and restated in its entirety to provide as follows:

“9(e) If (i) the Executive’s employment is terminated by the Company other than as a result of the Executive’s death and other than for reasons specified in Sections 10(b), (c) or (d), or (ii) the Executive’s employment is terminated by the Executive for Good Reason, the Company shall continue to pay to the Executive her Base Salary for a period of twelve (12) months following such termination and the Company shall pay the Executive any accrued and unpaid Bonus and expense reimbursement amounts through the date of termination. The Company’s obligation under clause (i) in the preceding sentence shall be reduced, however, by any amounts otherwise actually earned by the Executive during the twelve month period following the termination of her employment. In addition, for the shorter of twelve (12) months following any such termination or the balance of the Term (as if such termination had not occurred), the Company shall provide the Executive continuation coverage under all major medical and other health, accident, life or other disability plans or programs in which the Executive participated immediately prior to such termination. All Stock Options that have not vested as of the date of termination shall be deemed to have expired as of such date.”

3.	Confirmation of Agreement. Except as otherwise amended or modified hereby, all terms of the Agreement shall remain in full force and effect.

4.	Capitalized Terms. Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Agreement.

5.	Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

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Signature page follows

IN WITNESS WHEREOF, the duly authorized officers of the Parties have executed the Agreement as of the dates set forth below their respective signatures.

NOVADEL PHARMA INC	JEAN FRYDMAN
By: /s/ GARY A. SHANGOLD	By: /s/ JEAN FRYDMAN
Name: Gary A. Shangold, M.D	Name: Jean Frydman
Title: President and CEO	Title: V.P., General Counsel and
Corporate Secretary
Date: September 1, 2005	Date: September 2, 2005